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                             EMPLOYMENT AGREEMENT
                             WILLIAM B. NETHERCOTT

This employment agreement (the "Agreement") is entered into as of April 16, 1998 (the "Effective Date"), by and between Heritage Bank of Commerce, a California banking corporation (the "Bank"), and William B. Nethercott on the following terms and conditions.

     1. Position. Nethercott shall be the Executive Vice President and Chief Operating Officer ("COO") of Heritage Bank East Bay (in organization) ("HBEB"). In that role, Nethercott shall be subject to the direction of the CEO and the Board of Directors of HBEB (the "Board"). The parties acknowledge that so long as Heritage Bank East Bay is in organization, Nethercott shall be an Executive Vice President of Bank and subject to the direction of the CEO and Board of Directors of Bank. Nethercott shall also be nominated to serve on the initial Board of Directors of HBEB. For purposes of this Agreement, the parties acknowledge that "Bank" and "HBEB" are interchangeable, subject to approval of the de novo application of Heritage Bank East Bay.

The COO will set a high standard of conduct courtesy and concern, of professional and personal discretion and responsibility, forthrightness, thrift, modesty and hard work. In light of this role with the Bank and the Bank's position in the industry, the COO will serve as model for all employees of the Bank. Given Nethercott's role with the Bank and Nethercott's responsibility relative to the Bank's presence and stature in the community, Nethercott will, at all times, emulate this high standard of conduct in order to develop and enhance the Bank's reputation and image.

The COO shall comply with all pertinent regulatory standards as may affect the Bank.

The COO shall devote his entire productive time, attention and energy to the business of the Bank. In a manner and with such results as are consistent with his compensation and position, Nethercott will service the Bank's existing relationships and cultivate and foster new relationships for the Bank. Such new relationships shall be consistent with the Bank's mission and shall generally improve the Bank's share of market, volume of business, profitability and return of assets.

The COO will at all times keep the Board and appropriate members of the Bank's management informed of his activities in the community. He will introduce his customers and potential customers and other business and civic contacts to appropriate members of the Bank's management and to appropriate Board members and to other employees of the Bank in order to enhance and solidify the Bank's prospects and position.

The COO will exercise diligence with respect to the control of the direct and indirect costs of his activities on behalf of the Bank.

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In Addition to the above, Nethercott shall:

     (b) be responsible for the operation of the Bank, its properties and related interest in accordance with the direction of the CEO, the management philosophy of the Board, the basic objectives of the Board and policy as established by the various Board committees;

     (c) be responsible to the CEO and the Board for operating the Bank on a profitable basis and for the attainment of profit goals established by the Board;

     (d) exercise diligence with respect to the control of the costs of operation and other expenses directly or indirectly involving interests of the Bank;

     (e) be responsible for achieving the broad objectives of business development, including growth of both loans and deposits as well as fee or deposit compensated products of the Bank;

     (f) be responsible for the loan portfolio, for budgeting, finance and accounting, and for strategic planning of the bank; and

     (g) be responsible for forming and developing the staff in a manner consistent with the Bank's immediate needs and strategic goals.

     2. Term. The Term of this Agreement shall be three years from the Effective Date hereof. Upon the termination of his employment, neither Nethercott nor the Bank shall have any further obligation to the other, except as set forth in paragraph 5, and 18.

     3. Base Salary. For the Term of this Agreement while he is an employee, the Bank shall pay Nethercott per year ("Base Salary") at a rate of $3,958.33 per bi-monthly pay period, in accordance with the Bank's normal payroll procedures, less appropriate withholdings, taxes and similar deductions. On the first day of the seventh month following Nethercott's first day of employment, Nethercott will be paid a one time amount equal to $5,000.00, as additional base. Nethercott's Base Salary will be reviewed annually by the CEO and Board of Directors, consistent with the schedule applied to the annual review of all executive officers.

     4. Performance Bonuses. From time to time, but not less than annually, subject to the discretion of the Board, the Bank shall undertake, in good faith, to pay performance bonuses during the Term of this Agreement while Nethercott is an employee. The Bank shall not be obligated to pay any specific amount pursuant to this section. Nethercott shall be eligible for Performance Bonuses and the Bank shall, in good faith, pay Performance Bonuses in amounts that it deems reasonable on the basis of the following criteria. If Performance Bonuses are paid, the amounts of such generally will be comparable to similarly placed executives at similarly performing financial institutions, and shall be based on Nethercott's overall performance and that of the Bank, including such
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factors as profitability, deposit base, loan portfolio size and quality, adequacy of the loan loss reserve, the capital position of the Bank and the satisfactory nature of regulatory examinations.

      5. Incentive Stock Options. At its first meeting after Nethercott's first day of employment, the Board of the Holding Company shall grant to Nethercott incentive stock options to acquire 15,000 shares of the Heritage Commerce Corp's common stock at the then market price, as determined by the Board. Nethercott's right to exercise such options shall vest and be exercisable monthly commencing the last day of the first calendar month following the Effective Date of this Agreement ("Commencement Date"). The number of options vesting on the Commencement date and daily thereafter shall be 1/1460th of the total number of options granted to William Nethercott hereby except that in the event of a merger or acquisition of the Bank or in the event of Nethercott's death or disability, the vesting shall immediately accelerate to a fully vested status.

From time to time, the Board will review the performance of Nethercott and may grant, in its sole discretion, additional options under a stock option plan. The Board may grant such additional options as it deems appropriate in order to recognize performance for the preceding year and in order to provide the incentive to sustain and enhance the operations performance of the Bank.

      6. Termination and Severance. Each party has the right to terminate Nethercott's employment with the Bank prior to the end of the Term Specified in paragraph 2 with or without cause at any time. For purposes of this Agreement, cause shall arise if (i) Nethercott willfully breach or habitually neglect the duties which Nethercott is required to perform under this Agreement, (ii) Nethercott commits an intentional act that has a material detrimental effect on the reputation or business of the Bank, of (iii) Nethercott is convicted of a felony or Nethercott commits any such act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of Nethercott's duties under this Agreement. If the Bank decides to terminate Nethercott's employment for cause, the Bank shall provide Nethercott with notice specifying the grounds for termination, accompanied by a written statement stating the relevant facts supporting such grounds. Upon termination of Nethercott's employment for cause, Nethercott shall not be entitled to any further amounts except for the Base Salary earned through Nethercott's last day of employment.

If the Bank terminates Nethercott's employment without cause, the Bank will provide Nethercott, as Nethercott's full and final severance, the following:
(i) a lump sum payment equal to one half of the sum of Nethercott's average annual Base Salary plus average annual bonuses, if any, paid for the term of this agreement, less deductions, (ii) if Nethercott is insured under the Bank's standard group medical plan at the time of Nethercott's termination, the Bank will pay the cost of the premiums for Nethercott's health coverage under that plan for six months, (iii) the cost of life insurance for six months, in amounts and with coverage as applicable just prior to Nethercott's last day of employment, and (iv) the cost of disability insurance, in amounts and with coverage as


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applicable just prior to his last day of employment for six months. Thereafter,
Nethercott shall be responsible for such payments if Nethercott so choose.

If Nethercott decides to terminate Nethercott's employment under this Agreement prior to the end of the Term, the Bank shall be entitled to, and Nethercott shall provide the Bank with, one month's prior written notice; provided however, upon receiving such notice, the Bank may terminate Nethercott's employment immediately and pay Nethercott for the one-month period that the notice otherwise would have run, in addition to all other amounts then due and payable under this Agreement.

     7. Automobile Allowance. During the Term of this Agreement, the Bank shall pay Nethercott a $450.00 monthly auto allowance plus the cost of fuel for business auto use.

     8. Medical Insurance. The Bank shall provide medical insurance to Nethercott and Nethercott's family with options and coverages consistent with those of the Bank's group medical plan as in effect from time to time.

     9. Life Insurance. The Bank shall provide Nethercott with life insurance on Nethercott's life, to the same extent the Bank provides life insurance to its full time employees. Nethercott shall be entitled to designate the beneficiary of the life insurance provided by this section.

    10. Disability Insurance. The Bank shall provide Nethercott with long term disability insurance to the same extent the Bank provides such disability insurance to its full time employees.

    11. Indemnification by the Bank. The Bank shall indemnify and hold Nethercott harmless to the extent provided in the Bank's By-Laws for officers and directors.

    12. Monthly Expenses Account. Subject to the Bank's Expense Reimbursement Policy, Nethercott shall be reimbursed by the Bank for Nethercott's reasonable and necessary business expenses incurred in furthering the Bank's interests. Nethercott will prepare and submit expense reports promptly.

    13. Vacation. During the period of this Agreement, Nethercott shall accrue vacation consistent with the personnel policy of the Bank, but in no event at less than four weeks per year. In the event that while Nethercott is an employee, Nethercott receives any compensation in lieu of accrued vacation, such payment shall be considered cash compensation in addition to Base Salary.

    14. Confidential and Proprietary Information. William Nethercott agrees that all information, including but not limited to that which is directly or indirectly related to the Bank's financial status, profitability, deposit base, portfolio size and quality as well as



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its customers and prospective customers is confidential and proprietary to the
Bank and that he will maintain such information as confidential. William Nethercott agrees that as a condition of employment he will execute such form of confidentiality agreement as the Board may adopt from time to time for senior officers of the Bank.

     15. No Conflicting Agreements. William Nethercott represents that his performance of all of the terms of this Agreement and any service to be rendered as an employee of the Bank does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation, any agreement relating to any proprietary information, knowledge or data acquired by William Nethercott in confidence, trust or otherwise, prior to William Nethercott's employment by the Bank to which William Nethercott is a party or by the terms of which William Nethercott may be bound. William Nethercott covenants and agrees that he shall not disclose to the Bank, or induce the Bank to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that William Nethercott will disclose to the Bank the term and subject of any prior confidentiality agreement or agreements William Nethercott has entered into. William Nethercott further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

     16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Bank and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by William Nethercott, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

     17. Governing Law. This Agreement shall at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents.

     18. Arbitration. Any controversy between Nethercott and Bank involving the construction or application of any of the terms, provisions or conditions of this Agreement, or of Nethercott's employment by Bank, shall be fully and finally resolved solely by binding arbitration conducted by American Arbitration Association. Arbitration shall comply with, and be governed by, the California Code of Civil Procedure arbitration provisions. Prior to arbitration, the parties may seek mediation through a mutually agreeable mediator.

     19. Advice to Seek Counsel. Nethercott acknowledges that he has been advised by the Bank that this Agreement imposes legal obligations upon Nethercott to consult with legal counsel with regard to this Agreement. Nethercott acknowledges that Nethercott has been afforded the opportunity to obtain legal counseling with regard to this Agreement. The cost of such counsel shall be at Nethercott's expense.


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     20.  Notices. Any notice required to be given thereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first class postage paid. The applicable address for the Bank is at its principal office in Fremont, attention the CEO. Nethercott's applicable address shall be as shown on the Bank's records. Notices shall be deemed given when actually received, or three days after mailing, whichever is earlier.

     21. Entire Agreement. This Agreement and any attachments hereto contain the entire agreement and understanding by and between Nethercott and the Bank and with respect to the subject matter herein, no representation, promise, agreement or understanding, written or oral, not herein contained shall be of any force or effect. No modification hereof shall be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement, or shall be deemed a valid waiver of any of such provision at any other time.

If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement shall, nonetheless, continue in full force without being impaired or invalidated in any way.

     22. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

     23. Regulatory Approval. In the event that any regulatory authority with jurisdiction over the Bank shall disapprove any provision of this Agreement, then the parties hereto shall use their best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

In witness whereof, the Bank and William Nethercott have duly executed this Agreement and it is effective as of the day and year first set forth above.


HERITAGE BANK OF COMMERCE                    ACCEPTED BY:



By:           [sig]                          /s/ William B. Nethercott
   ----------------------------              ----------------------------
                                             William B. Nethercott
Title: President, Fremont Office